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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Amendment No. 4 to Registration Statement No. 333-43793 of Flour City International, Inc. of our report dated June 26, 1997 (April 2, 1998 with respect to Note 2) on the financial statements of Flour City Architectural Metals (Pacific) Ltd. appearing in the Prospectus, which is part of such Registration Statement and of our Report dated June 26, 1997 relating to the Financial Statement Schedule appearing elsewhere in such Registration Statement.

     We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

Hong Kong
May 20, 1998